Exhibit 99.2

July 27, 2023

Fellow Shareholders:

Second quarter AEBITDA of $27 million was well ahead of our forecast, posting a decline of only 7% YoY despite the challenging revenue environment across all three business segments. Healthy margins in our Insurance and Consumer segments, along with faster realization of previously announced savings drove the upside. Our ongoing expense discipline and improvements in operating efficiency generated a 15% AEBITDA margin in the quarter, up four points from the year ago period.

Most of the end markets we serve remain depressed due to higher interest rates and the knock-on effects from persistently high inflation. However, we know these headwinds will eventually abate and are encouraged by the declining pace of inflation and indications the Fed is near the end of its tightening campaign. Our focus continues to be on helping our partners through this difficult economic period by providing high quality loan and insurance applicants, and helping our customers save time and money on financial products through an evolving consumer experience. We have consolidated leadership at the company, and have focused our teams on work that will bolster financial results to ensure LendingTree is solidly positioned for growth once healthy demand from our lender and insurance partners returns.

We are thrilled to share that Scott Peyree, our longtime President of Insurance, has also assumed leadership of the Home and Consumer segments as the COO and President of Marketplace. Scott is a proven best-in-class operator in the performance marketing industry who co-founded QuoteWizard and has consistently driven its profitable growth following our acquisition in 2018. Scott helped his team expertly navigate the ongoing decline in marketing spend at our insurance partners, and has been able to aggressively recapture margin dollars despite suppressed revenue. Consolidating leadership with Scott will generate improved operating efficiencies and further institutionalize best practices across our teams.

Our Insurance segment generated a 42% segment margin, growing segment profit by 10% YoY despite a 29% decline in revenue. As anticipated, several of our largest partners reduced marketing spend during the quarter due to disappointing loss cost trends in personal auto underwriting. Elevated inflation in the price of replacement parts and used car values, as well as the increased cost and limited availability of auto repair labor, have continued to outweigh the significant premium rate increases insurers have been securing. Until our partners have more visibility into the profitability of rates they are able to charge customers, we expect the desire to attract new policyholders will remain subdued.

Our Consumer segment earned a healthy 49% segment margin during the quarter, as revenue declined 22% YoY and segment profit declining a lesser 9%. Our lending partners have generally continued to tighten underwriting criteria, putting further pressure on loan close rates. Higher interest rates have also begun to reduce customer demand for personal and small business loans. The Credit Card business benefited from the completion of our Lightspeed implementation. Combined with the ongoing migration

Q2.2023	1

of customer traffic to the LendingTree website as we sunset our CompareCards brand, we have built a solid foundation to grow our credit card offering going forward.

The Home segment continues to weather an unprecedented period of decreased consumer demand for mortgage loans. Margins have held up well despite the persistently low customer volume we are receiving. The national 30-year mortgage rate currently sits just below 7%, while 91% of homeowners have a mortgage with a rate below 5% today. This lock-in effect has led to reduced supply of existing homes for sale to record lows, slowing purchase mortgage applications and further reduced refinancing demand. Home Equity continues to be a relative bright spot, but as a floating-rate loan the continued increase in short-term rates driven by the Fed has started to reduce demand given the elevated cost.

Although we maintain a cautious view of the revenue opportunity ahead of us, we have effectively right-sized our business to operate profitably despite the various economic headwinds. Our targeted investments in the new MyLT experience, TreeQual, and a select group of internal projects should all drive positive returns as we complete them. We remain focused on serving our customers and partners through this tumultuous period, and establishing a strong base to grow the company with substantial operating leverage when revenue improves.

Q2.2023	2

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2023		2022			Y/Y
	Q2	Q1	Q4	Q3	Q2	% Change

Total revenue	$182.5	$200.5	$202.1	$237.8	$261.9	(30)%

Income (loss) before income taxes	$0.1	$13.9	$(11.3)	$(22.8)	$(10.4)	101%
Income tax (expense) benefit	$(0.2)	$(0.4)	$0.9	$(135.9)	$2.4	(108)%
Net (loss) income	$(0.1)	$13.5	$(10.4)	$(158.7)	$(8.0)	99%
Net (loss) income % of revenue	—%	7%	(5)%	(67)%	(3)%

(Loss) income per share
Basic	$(0.01)	$1.05	$(0.81)	$(12.44)	$(0.63)
Diluted	$(0.01)	$1.04	$(0.81)	$(12.44)	$(0.63)

Variable marketing margin
Total revenue	$182.5	$200.5	$202.1	$237.8	$261.9	(30)%
Variable marketing expense (1) (2)	$(106.0)	$(124.4)	$(124.0)	$(163.1)	$(171.1)	(38)%
Variable marketing margin (2)	$76.5	$76.1	$78.1	$74.7	$90.8	(16)%
Variable marketing margin % of revenue (2)	42%	38%	39%	31%	35%

Adjusted EBITDA (2)	$26.7	$14.5	$16.7	$9.8	$28.6	(7)%
Adjusted EBITDA % of revenue (2)	15%	7%	8%	4%	11%

Adjusted net income (loss) (2)	$14.7	$3.2	$4.9	$(4.6)	$7.6	93%

Adjusted net income (loss) per share (2)	$1.14	$0.25	$0.38	$(0.36)	$0.58	97%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q2.2023	3

Q2 2023 CONSOLIDATED RESULTS

Consolidated revenue of $182.5 million declined 30% over the prior year, driven by a 44% decline in Home revenue, a 29% decrease in Insurance revenue, and a 22% decline in Consumer.

We recorded GAAP net income of $(0.1) million or $(0.01) per diluted share. Included in that number is a $3.6 million restructuring and severance charge related to the closure of the Ovation credit services business and the expense reduction in March, which completes the charges we expect from these actions.

Variable Marketing Margin of $76.5 million declined 16% over prior year, as improved margins in Insurance and Consumer from last year helped to offset some of overall revenue decline.

Adjusted EBITDA was $26.7 million, generating a 15% margin.

Adjusted net income of $14.7 million translates to $1.14 per share.

Q2.2023	4

SEGMENT RESULTS

(millions)	2023		2022			Y/Y
	Q2	Q1	Q4	Q3	Q2	% Change
Home (1)
Revenue	$41.6	$43.7	$48.6	$64.9	$73.9	(44)%
Segment profit	$13.3	$15.1	$16.3	$24.1	$26.7	(50)%
Segment profit % of revenue	32%	35%	34%	37%	36%

Consumer (2)
Revenue	$82.5	$79.7	$86.2	$102.7	$106.1	(22)%
Segment profit	$40.7	$34.9	$41.7	$45.8	$44.6	(9)%
Segment profit % of revenue	49%	44%	48%	45%	42%

Insurance (3)
Revenue	$58.4	$77.1	$67.0	$70.2	$81.8	(29)%
Segment profit	$24.8	$30.2	$25.6	$22.6	$22.6	10%
Segment profit % of revenue	42%	39%	38%	32%	28%

Other Category (4)
Revenue	$—	$—	$0.2	$—	$0.1	(100)%
(Loss) profit	$(0.3)	$(0.2)	$(0.1)	$(0.2)	$(0.1)	(200)%

Total
Revenue	$182.5	$200.5	$202.1	$237.8	$261.9	(30)%
Segment profit	$78.5	$80.0	$83.4	$92.3	$93.8	(16)%
Segment profit % of revenue	43%	40%	41%	39%	36%

Brand marketing expense (5)	$(2.0)	$(3.9)	$(5.3)	$(17.6)	$(3.0)	(33)%

Variable marketing margin	$76.5	$76.1	$78.1	$74.7	$90.8	(16)%
Variable marketing margin % of revenue	42%	38%	39%	31%	35%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, and home equity loans. We ceased offering reverse mortgage loans in Q4 2022.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q2.2023	5

HOME

Home segment revenue of $41.6 million and profit of $13.3 million were down 44% and 50% YoY, respectively. The 32% segment margin was down four points YoY as lower close rates realized by our partners has negatively impacted revenue per lead. Our home equity business again produced the majority of the Home segment's revenue, declining 11% YoY. Consumer demand to borrow against a near record level of equity in their homes remains strong, and we expect this channel will continue to generate the majority of segment revenue for the foreseeable future.

CONSUMER

Our Consumer segment revenue of $82.5 million was down 22% YoY, while profit of $40.7 million was down a more modest 9% as segment margin improved to 49%, compared to 42% in the same period last year. The pending restart of government student loan payments has been a common concern voiced by our lender partners in recent discussions. Although the unemployment rate remains near all-time lows, the record level of revolving consumer debt balances outstanding indicates borrowers may have less disposable income to manage the resumption of these payments.

Personal loans revenue of $28.1 million was down 33% YoY as close rates again declined from the prior quarter, most notably in prime and mid-prime segments. Although partner appetite to extend credit appears to have stabilized since multiple regional banks failed in March, capital market headwinds and the outlook for additional increases in short-term rates by the Fed mean a return to YoY revenue growth is unlikely to occur this year. Positively, we have two large bank partners preparing to go live with personal loan offerings on our marketplace in the Fall. Although we expect the ramp from these partners to be gradual given the generally cautious stance of most unsecured consumer lenders today, we believe these additions will contribute meaningful incremental, and more durable, revenue over time.

Small business revenue also slowed from a year ago, decreasing 23%. Ongoing tightening of credit by our lender partners again negatively impacted conversion rates, most notably for lower credit quality borrowers. Close rates have now declined steadily for four consecutive quarters. The average loan size has also declined across the borrower credit spectrum, which directly impacts revenue we earn on funded loans. We have focused on optimizing our marketing mix to target higher credit quality borrowers as well as bringing on new lender partners to improve close rates.

Credit card generated Q2 revenue of $21.1 million, down 23% YoY. During the quarter we continued to migrate traffic to our LendingTree website from our CompareCards domain. The results have been positive, with notably improved consumer engagement and higher approval rates observed. The implementation of Lightspeed has performed as expected, greatly improving page load speeds and redirect rates. These improvements in consumer experience represent the beginning of our approach to recapture market share in this large and important vertical.

INSURANCE

Revenue of $58.4 million was down 29% YoY. As expected, carriers reduced advertising budgets in the quarter due to worse than expected loss rates on personal auto policies. However, continued efficiency gains by the team generated a 42% margin, with segment profit of $24.8 million increasing 10% from the year ago period as a result.

Q2.2023	6

Our P&C Agency has also been affected by the lack of demand from carriers to write new policies. However, an aggressive focus on unit economics and operational efficiency generated revenue that was flat versus the prior year period. The group was able to maintain revenue with 15% less staff through 21% better call conversion. We plan to keep headcount at the agency flat through year-end, but given the strong unit economics being generated in a depressed market, see the business as a significant contributor to growth and an improved customer experience once carrier appetite for new policies improves.

MyLENDINGTREE

MyLT grew its membership to 26.9 million at the end of Q2, growing by 16% over the prior year period. We attribute $22.3 million of revenue in Q2 to registered MyLendingTree members across our platform, down 39% YoY, driven by declines in Mortgage and Personal Loans. Monthly Active Users, our primary measure of member engagement, was up 13% YoY.

We consider certain metrics related to MyLendingTree set forth below to help us evaluate our business and growth trends and assess operational efficiencies. The calculation of the metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts or investors.

(millions)	2023		2022			Y/Y
My LendingTree	Q2	Q1	Q4	Q3	Q2	% Change

Cumulative Sign-ups (at quarter-end)	26.9	25.8	24.8	23.9	23.1	16%

Revenue Contribution (1)	$22.3	$19.6	$22.9	$29.5	$36.6	(39)%
% of total revenue	12.2%	9.8%	11.3%	12.4%	14.0%

(1) Includes revenue attributed to registered MyLT members across the LendingTree platform, both in-App and outside of the App.

We will launch a newly designed and rebranded experience to our members in September. Our reimagined experience is in response to consumer and market research we completed during 2022. Over the past few months, the MyLT team has been working closely with consumers to recraft the experience, focusing on personalization that helps our members win financially. The platform has been purpose built to drive increased consumer loyalty for Lending Tree and importantly, deliver better quality audiences for our lender and insurance carrier network.

BALANCE SHEET & CASH FLOW

At quarter-end our cash balance grew to $163 million, which provides us with significant financial flexibility with an eye towards meeting our debt maturities efficiently and with the highest possible benefit to our shareholders. We continue to evaluate opportunities to repurchase our 2025 convertible notes at a discount as we did in March.

During the quarter we generated $13 million of free cash flow (operating cash flow less capital expenditures). We are committed to remaining free cash flow positive despite the decline in revenue we have experienced, and will continue to seek out cost savings and efficiency improvements in order to maintain strong liquidity and a healthy financial profile.

Q2.2023	7

FINANCIAL OUTLOOK*

Today we are updating our outlook for full-year 2023 and introducing our outlook for Q3.

Full-year 2023:
▪Revenue of $680 - $700 million compared to the prior range of $760 - $800 million
▪Variable Marketing Margin of $275 - $290 million vs prior range of $290 - $310 million
▪Adjusted EBITDA of $70 - $80 million vs prior range of $80 - $90 million
Third-quarter 2023:
▪Revenue: $155 - $170 million
▪Variable Marketing Margin: $65 - $75 million
▪Adjusted EBITDA: $17 - $22 million
*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

CONCLUSION

Our business operates at its best when lenders want to make loans and consumers are looking to borrow. We are seeing a notable decline in demand from our lenders and insurance partners in the current environment. Significantly higher interest rates have pressured the capacity of consumers to qualify for new loans, suppressing approval rates. At the same time, the cost of capital for our lender partners has continued to rise, reducing their lending appetite. We have responded to these challenges by simplifying the business, reducing our headcount, operating more efficiently, and conserving our cash. At the same time we have continued to invest in the future of our business, which at the core revolves around a better consumer experience that improves the quality and quantity of customers that seek us out to help solve their financial problems. We are confident a smaller, more focused team and improved consumer platform will drive our financial performance forward as various macro headwinds subside.

Thank you for your continued support.

Sincerely,

Doug Lebda                Trent Ziegler
Chairman & CEO            CFO

LendingTree, Inc.

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q2.2023	8

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands, except per share amounts)
Revenue	$182,453	$261,923	$382,961	$545,101
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	9,302	14,574	23,062	30,135
Selling and marketing expense (1)	116,065	184,537	253,176	388,694
General and administrative expense (1)	29,160	40,291	65,843	76,268
Product development (1)	10,601	14,318	25,256	28,370
Depreciation	4,684	4,896	9,479	9,750
Amortization of intangibles	1,982	7,075	4,031	14,992
Restructuring and severance (1)	3,558	135	8,012	3,760
Litigation settlements and contingencies	488	(7)	500	(34)
Total costs and expenses	175,840	265,819	389,359	551,935
Operating income (loss)	6,613	(3,896)	(6,398)	(6,834)
Other income (expense), net:
Interest (expense) income, net	(6,940)	(6,765)	18,089	(14,270)
Other income	439	284	2,273	283
Income (loss) before income taxes	112	(10,377)	13,964	(20,821)
Income tax (expense) benefit	(227)	2,339	(622)	1,957
Net (loss) income and comprehensive (loss) income	$(115)	$(8,038)	$13,342	$(18,864)

Weighted average shares outstanding:
Basic	12,915	12,723	12,881	12,812
Diluted	12,915	12,723	12,912	12,812
Net (loss) income per share:
Basic	$(0.01)	$(0.63)	$1.04	$(1.47)
Diluted	$(0.01)	$(0.63)	$1.03	$(1.47)

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$31	$442	$245	$835
Selling and marketing expense	1,336	2,285	3,080	4,324
General and administrative expense	6,550	11,873	13,893	21,473
Product development	1,287	2,735	3,189	4,700
Restructuring and severance	995	—	1,066	1,083

Q2.2023	9

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2023	December 31, 2022
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$162,641	$298,845
Restricted cash and cash equivalents	34	124
Accounts receivable, net	75,710	83,060
Prepaid and other current assets	26,045	26,250
Assets held for sale	—	5,689
Total current assets	264,430	413,968
Property and equipment, net	56,549	59,160
Operating lease right-of-use assets	64,415	67,050
Goodwill	420,139	420,139
Intangible assets, net	54,284	58,315
Equity investments	173,140	174,580
Other non-current assets	6,182	6,101
Total assets	$1,039,139	$1,199,313

LIABILITIES:
Current portion of long-term debt	$2,500	$2,500
Accounts payable, trade	3,174	2,030
Accrued expenses and other current liabilities	74,204	75,095
Liabilities held for sale	—	2,909
Total current liabilities	79,878	82,534
Long-term debt	625,240	813,516
Operating lease liabilities	84,599	88,232
Deferred income tax liabilities	7,369	6,783
Other non-current liabilities	338	308
Total liabilities	797,424	991,373
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $0.01 par value; 50,000,000 shares authorized; 16,323,675 and 16,167,184 shares issued, respectively, and 12,968,209 and 12,811,718 shares outstanding, respectively	163	162
Additional paid-in capital	1,209,687	1,189,255
Accumulated deficit	(701,957)	(715,299)
Treasury stock; 3,355,466 and 3,355,466 shares, respectively	(266,178)	(266,178)
Total shareholders' equity	241,715	207,940
Total liabilities and shareholders' equity	$1,039,139	$1,199,313

Q2.2023	10

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Six Months Ended June 30,
	2023	2022
	(in thousands)
Cash flows from operating activities:
Net income (loss) and comprehensive income (loss)	$13,342	$(18,864)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on impairments and disposal of assets	5,167	3,427
Amortization of intangibles	4,031	14,992
Depreciation	9,479	9,750
Non-cash compensation expense	21,473	32,415
Deferred income taxes	586	(2,026)
Bad debt expense	1,894	2,029
Amortization of debt issuance costs	2,736	4,454
Write-off of previously-capitalized debt issuance costs	2,373	—
Amortization of debt discount	—	1,475
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(1,923)	(333)
Gain on settlement of convertible debt	(34,308)	—
Loss on impairment of investments	1,440	—
Changes in current assets and liabilities:
Accounts receivable	6,809	(19,812)
Prepaid and other current assets	280	(5,593)
Accounts payable, accrued expenses and other current liabilities	(4,337)	(5,226)
Income taxes receivable	(227)	(293)
Other, net	(591)	(302)
Net cash provided by operating activities	28,224	16,093
Cash flows from investing activities:
Capital expenditures	(4,853)	(6,346)
Equity investments	—	(16,440)
Net cash used in investing activities	(4,853)	(22,786)
Cash flows from financing activities:
Proceeds from term loan	—	250,000
Repayment of term loan	(1,250)	—
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(1,042)	(2,745)
Purchase of treasury stock	—	(43,009)
Repurchase of 0.50% Convertible Senior Notes	(156,294)	—
Repayment of 0.625% Convertible Senior Notes	—	(169,659)
Payment of debt costs	(1,079)	(3)
Net cash (used in) provided by financing activities	(159,665)	34,584
Net (decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(136,294)	27,891
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	298,969	251,342
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$162,675	$279,233

Q2.2023	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(in thousands)
Selling and marketing expense	$116,065	$137,111	$136,669	$176,875	$184,537
Non-variable selling and marketing expense (1)	(10,107)	(12,712)	(12,717)	(13,731)	(13,385)
Variable marketing expense	$105,958	$124,399	$123,952	$163,144	$171,152

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q2.2023	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net (loss) income, the most directly comparable GAAP measure, to variable marketing margin and net (loss) income % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(in thousands, except percentages)
Net (loss) income	$(115)	$13,457	$(10,404)	$(158,684)	$(8,038)
Net (loss) income % of revenue	—%	7%	(5)%	(67)%	(3)%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	9,302	13,760	13,529	14,105	14,574
Non-variable selling and marketing expense (1)	10,107	12,712	12,717	13,731	13,385
General and administrative expense	29,160	36,683	36,575	39,540	40,291
Product development	10,601	14,655	13,140	14,043	14,318
Depreciation	4,684	4,795	5,071	5,274	4,896
Amortization of intangibles	1,982	2,049	3,732	6,582	7,075
Restructuring and severance	3,558	4,454	668	—	135
Litigation settlements and contingencies	488	12	23	(7)	(7)
Interest expense (income), net	6,940	(25,029)	6,024	5,720	6,765
Other income	(439)	(1,834)	(2,037)	(1,523)	(284)
Income tax expense (benefit)	227	395	(935)	135,911	(2,339)
Variable marketing margin	$76,495	$76,109	$78,103	$74,692	$90,771
Variable marketing margin % of revenue	42%	38%	39%	31%	35%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q2.2023	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net (loss) income, the most directly comparable GAAP measure, to adjusted EBITDA and net (loss) income % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(in thousands, except percentages)
Net (loss) income	$(115)	$13,457	$(10,404)	$(158,684)	$(8,038)
Net (loss) income % of revenue	—%	7%	(5)%	(67)%	(3)%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	1,982	2,049	3,732	6,582	7,075
Depreciation	4,684	4,795	5,071	5,274	4,896
Restructuring and severance	3,558	4,454	668	—	135
Loss on impairments and disposal of assets	140	5,027	2,329	834	2,996
Loss on impairment of investments	1,440	—	—	—	—
Non-cash compensation	9,204	11,203	11,634	15,575	17,335
Contribution to LendingTree Foundation	—	—	500	—	—
Acquisition expense	4	(9)	106	104	58
Litigation settlements and contingencies	488	12	23	(7)	(7)
Interest expense (income), net	6,940	(25,029)	6,024	5,720	6,765
Dividend income	(1,879)	(1,834)	(2,037)	(1,523)	(282)
Income tax expense (benefit)	227	395	(935)	135,911	(2,339)
Adjusted EBITDA	$26,673	$14,520	$16,711	$9,786	$28,594
Adjusted EBITDA % of revenue	15%	7%	8%	4%	11%

Q2.2023	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net (loss) income, the most directly comparable GAAP measure, to adjusted net income (loss) and net (loss) income per diluted share to adjusted net income (loss) per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(in thousands, except per share amounts)
Net (loss) income	$(115)	$13,457	$(10,404)	$(158,684)	$(8,038)
Adjustments to reconcile to adjusted net income (loss):
Restructuring and severance	3,558	4,454	668	—	135
Loss on impairments and disposal of assets	140	5,027	2,329	834	2,996
Loss on impairment of investments	1,440	—	—	—	—
Non-cash compensation	9,204	11,203	11,634	15,575	17,335
Contribution to Lendingtree Foundation	—	—	500	—	—
Acquisition expense	4	(9)	106	104	58
Litigation settlements and contingencies	488	12	23	(7)	(7)
Gain on extinguishment of debt	—	(30,897)	—	—	—
Income tax expense (benefit) from adjusted items	—	—	—	(3,842)	(5,364)
Excess tax expense from stock-based compensation	—	—	—	1,752	438
Income tax expense from valuation allowance	—	—	—	139,670	—
Adjusted net income (loss)	$14,719	$3,247	$4,856	$(4,598)	$7,553

Net (loss) income per diluted share	$(0.01)	$1.04	$(0.81)	$(12.44)	$(0.63)
Adjustments to reconcile net (loss) income to adjusted net income (loss)	1.15	(0.79)	1.19	12.08	1.22
Adjustments to reconcile effect of dilutive securities	—	—	—	—	(0.01)
Adjusted net income (loss) per share	$1.14	$0.25	$0.38	$(0.36)	$0.58

Adjusted weighted average diluted shares outstanding	12,928	12,935	12,793	12,758	12,936
Effect of dilutive securities	13	—	2	—	213
Weighted average diluted shares outstanding	12,915	12,935	12,791	12,758	12,723
Effect of dilutive securities	—	89	—	—	—
Weighted average basic shares outstanding	12,915	12,846	12,791	12,758	12,723

Q2.2023	15

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Company's marketing efforts. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel related expenses. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP net income and GAAP net income per diluted share by enabling investors to make period to period comparisons of those components of the most directly comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, contributions to the LendingTree Foundation, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments, any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and income tax (benefit) expense from a full valuation allowance. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income and GAAP net income per diluted share.

Q2.2023	16

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures
Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation (9) dividend income, and (10) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) contributions to the LendingTree Foundation, (10) one-time items, (11) the effects to income taxes of the aforementioned adjustments, (12) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09, and (13) income tax (benefit) expense from a full valuation allowance.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items
Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

Q2.2023	17

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of the ongoing recovery from the COVID-19 pandemic subside; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2022, in our Quarterly Report on Form 10-Q for the period ended March 31, 2023, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q2.2023	18